Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, May 5, 2020	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS FIRST QUARTER RESULTS

DULUTH, GA – May 5 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported its results for the first quarter ended March 31, 2020. “AGCO delivered solid results for the first quarter under challenging conditions,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “AGCO’s current priorities are the safety of our employees and serving the world’s farmers as we do our part to minimize the impact of the COVID-19 pandemic on the world’s food supply. We are facing a very dynamic environment requiring rigorous and coordinated business planning to manage our manufacturing, supply chain and aftermarket operations, to effectively serve our dealers and end-customers as well as to maintain a productive workforce. In addition to restarting factories and ramping up production, we remain focused on maintaining parts and service support for our dealers and our customers. It is rewarding to see our employees rise to the challenge to find innovative solutions to keep our business running effectively and support farmers as they continue their important work.”
Net sales for the first quarter were approximately $1.9 billion, a decrease of approximately 3.4% compared to the first quarter of 2019. Reported net income was $0.85 per share for the first quarter of 2020 and adjusted net income, excluding restructuring expenses, was $0.86 per share. These results compare to reported net income of $0.84 per share and adjusted net income, excluding restructuring expenses, of $0.86 per share for the first quarter of 2019. Excluding unfavorable currency translation impacts of approximately 3.6%, net sales in the first quarter of 2020 increased approximately 0.2% compared to the first quarter of 2019.
First Quarter Highlights

•	Reported regional sales results(1): Europe/Middle East (“EME”) (8.0)%, North America 11.2%, South America (1.4)%, Asia/Pacific/Africa (“APA”) (17.8)%

•	Constant currency regional sales results(1)(2): EME (4.7)%, North America 11.7%, South America 13.8%, APA (13.4)%

•	Regional operating margin performance: EME 9.2%, North America 11.0%, South America (5.7)%, APA (1.2)%

•	New Term Loan - $520 million facility completed in April to provide incremental liquidity

•	Repurchases reduced outstanding shares by approximately 1.0 million in the first three months of 2020

•	Full-year outlook withdrawn on March 23rd
(1)As compared to first quarter 2019.
(2)Excludes currency translation impact. See reconciliation in appendix.
“Our first quarter results demonstrated strong execution as we overcame COVID-19 related production disruptions in China and Europe to expand operating margins compared to the first quarter of last year,” stated Mr. Richenhagen. “Strong performance in our North America region highlighted our results driven by improved product availability and an increase in the retail demand of our products. The Precision Planting business also produced significantly improved results over the prior year in its seasonally important first quarter. Our Europe/Middle East region results remained solid but were impacted by production interruptions late in March despite a strong order board. In April, we also added over $500 million in liquidity with the completion of a new term loan facility.”
Operations Update
In most areas, AGCO’s business has been deemed essential, thereby allowing the company to maintain operations. However, production has been severely impacted by component supply availability, particularly during late March and throughout April, which has directly impacted sales levels. The affected plants all resumed production in late April, and all but one of AGCO’s major production facilities are currently operational. The ability to maintain full-time production remains uncertain for the foreseeable future due to potential supply chain constraints, workforce limitations, safety equipment availability and government restrictions. To date, AGCO’s regional production was impacted as follows:

•	China production was suspended early in the first quarter; now producing near normal levels.

•
All major European factories suspended production in late March through most of April, with production currently resumed with one exception; Suolahti Finland facility suspended production as of April 30 due to a supplier fire with restart date expected in June. Summer maintenance and vacation shutdown period are planning to be pulled forward to increase production capacity for the balance of the year.

•	Primary South American factories production suspended during the majority of April with restart dates in late April.

•	North American factory production maintained with no interruption. Capacities are limited in some cases due to workforce constraints.

“I am very proud of the considerable effort given by the AGCO team to secure components from our supply chain partners and to develop protocols for safe working conditions in order to support our customer’s requirements,” continued Mr. Richenhagen.

Market Update
Industry Unit Retail Sales

	Tractors	Combines
Three Months Ended March 31, 2020	Change from Prior Year Period	Change from Prior Year Period
North America(1)	(6)%	(22)%
South America	(8)%	(27)%
Western Europe(2)	(4)%	(17)%
(1) Excludes compact tractors.
(2) Based on Company estimates.
The COVID-19 pandemic is projected to have minimal impact on global crop production. Most farm operations, which generally have been deemed essential, are working at normal levels. Soybeans and other crops are being harvested in the Southern Hemisphere, fields are being planted in the Northern Hemisphere and farm equipment is being used intensively in most regions. However, the consumption of grain for food, fuel and livestock feed is being negatively impacted by the economic constraints caused by the pandemic. As a result, grain inventories are expected to increase in 2020, and soft commodity prices have trended significantly lower in the first quarter.
North American industry retail sales decreased in the first three months of 2020 compared to the same period in 2019. Sales of low horsepower tractors softened, while demand for high horsepower tractors was relatively stable. While the need to replace a relatively aged fleet remains, lower commodity prices and a cautious farmer sentiment are also influencing equipment demand. The recently announced $16 billion CV-19 Aid Package by the USDA for U.S. farmers and livestock producers could offset some of the impact of lower commodity prices. Industry retail sales in Western Europe decreased modestly in the first three months of 2020. Market demand was weakest in Spain and Italy but was mitigated by growth in Germany. Dry weather across much of Western Europe is negatively impacting the development of the winter wheat crop, limiting production estimates. Conversely, stronger grain export demand and supportive wheat prices project to favorable farm economics for Western European farmers. European dairy and livestock fundamentals are mixed. Milk prices have come under pressure as demand is being negatively impacted by the effects of the pandemic, while strong pork exports are supporting pork prices. Industry retail sales in South America decreased during the first three months of 2020, with most of the decline in markets outside of Brazil. While the benefit of a strong first crop in Brazil and Argentina as well as favorable exchange rates are supporting relatively positive economics, farmers are exhibiting a cautious approach to equipment purchases due to the current economic and political environment. Mr. Richenhagen added, “While the effects of the COVID-19 pandemic will impact demand in 2020, there are promising indicators that the agricultural equipment industry is relatively resilient. Although our production has been reduced in some geographic areas, we continue to aggressively support retail sales activity in our global markets.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended March 31,	2020	2019	% change from 2019	% change from 2019 due to currency translation(1)	% change excluding currency translation
North America	$551.9	$496.2	11.2%	(0.5)%	11.7%
South America	153.9	156.1	(1.4)%	(15.2)%	13.8%
Europe/Middle East	1,113.3	1,210.6	(8.0)%	(3.3)%	(4.7)%
Asia/Pacific/Africa	109.2	132.9	(17.8)%	(4.4)%	(13.4)%
Total	$1,928.3	$1,995.8	(3.4)%	(3.6)%	0.2%
(1) See appendix for additional disclosures.
North America
AGCO’s North American net sales increased 11.7% in the first three months of 2020 compared to the same period of 2019, excluding the negative impact of currency translation. Increased sales of high horsepower tractors, Precision Planting equipment and hay equipment accounted for most of the increase. Income from operations for the first three months of 2020 improved approximately $30.3 million compared to the same period in 2019. The benefit of higher sales and a richer mix of products, as well as cost control initiatives contributed most of the increase.
South America
Net sales in the South American region increased 13.8% in the first three months of 2020 compared to the first three months of 2019, excluding the impact of unfavorable currency translation. Loss from operations in the first three months of 2020 was relatively flat compared to the same period in 2019. The South America results reflect low levels of industry demand and company production, as well as unfavorable cost impacts associated with newer product technology into our Brazilian factories.
Europe/Middle East
AGCO’s Europe/Middle East net sales decreased 4.7% in the first three months of 2020 compared to the same period in 2019, excluding unfavorable currency translation impacts. Sales declines were driven primarily by lost production caused by the impacts from COVID-19 crisis. Income from operations dropped approximately $25.4 million for the first three months of 2020, compared to the same period in 2019, due to lower sales and production as well as the costs associated with factory closures.
Asia/Pacific/Africa
Asia/Pacific/Africa net sales decreased 13.4%, excluding the negative impact of currency translation, in the first three months of 2020 compared to the same period in 2019. Sales were weakest in Africa and Asia. Income from operations reduced by approximately $4.7 million in the first three months of 2020, compared to the same period in 2019, due to lower sales and production.
Liquidity Update
On April 9, 2020, AGCO completed a new term loan facility that provided approximately $520 million of additional liquidity. Including the new facility, AGCO’s total liquidity as of March 31, 2020, would have been approximately $1.2 billion consisting of cash of approximately $387 million and available borrowing capacity of approximately $820 million. The liquidity position is expected to reduce during the second quarter due to seasonal requirements and the impact of factory shutdowns. However, the Company is confident it has sufficient available liquidity provided that the length and severity of the pandemic on the Company’s operations are not more significant than currently estimated. During the first quarter, AGCO completed share repurchases of approximately $55 million. During this period of uncertainty, the Company is closely managing costs as well as cash expenditures and has suspended further share repurchases. At this time, the Company expects to maintain the payment of its quarterly dividend.

Outlook
Given the uncertainty caused by the COVID-19 pandemic, AGCO withdrew all guidance for its 2020 results on March 23, 2020. A considerable amount of uncertainty remains for the balance of 2020 relating to industry demand, production constraints and other impacts of the pandemic. AGCO’s focus is on employee safety, serving customers and operating as effectively as possible under these challenging conditions.
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AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, May 5, 2020. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
The COVID-19 pandemic has impacted our operations around the globe, particularly with respect to our supply chain’s ability to meet our requirements on a timely basis and our ability to sustain manufacturing and parts distribution operations due to workforce availability and other restrictions. In addition, the pandemic has negatively impacted the demand for soft commodities, dairy and protein, which negatively impacts farm income as well as farmer sentiment. All of these factors have negative effects on the Company’s sales and results of operations. To the extent these impacts continue, our results will be adversely effected.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. The recent outbreak of the coronavirus has impacted the availability of components and parts, particularly in Europe, which, in turn, has forced us to suspend some manufacturing operations from time-to-time. Further disruptions in our supply chain will impact our manufacturing capacity and, ultimately, sales.

•	We are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2019. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.0 billion in 2019. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	March 31, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$386.7	$432.8
Accounts and notes receivable, net	825.0	800.5
Inventories, net	2,187.5	2,078.7
Other current assets	410.8	417.1
Total current assets	3,810.0	3,729.1
Property, plant and equipment, net	1,350.5	1,416.3
Right-of-use lease assets	178.7	187.3
Investment in affiliates	372.9	380.2
Deferred tax assets	66.5	93.8
Other assets	184.4	153.0
Intangible assets, net	481.8	501.7
Goodwill	1,260.9	1,298.3
Total assets	$7,705.7	$7,759.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$1.9	$2.9
Short-term borrowings	166.2	150.5
Accounts payable	821.9	914.8
Accrued expenses	1,394.7	1,654.2
Other current liabilities	177.4	162.1
Total current liabilities	2,562.1	2,884.5
Long-term debt, less current portion and debt issuance costs	1,669.5	1,191.8
Operating lease liabilities	140.6	148.6
Pension and postretirement health care benefits	226.0	232.1
Deferred tax liabilities	102.9	107.0
Other noncurrent liabilities	314.0	288.7
Total liabilities	5,015.1	4,852.7

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	—	4.7
Retained earnings	4,432.7	4,443.5
Accumulated other comprehensive loss	(1,791.4)	(1,595.2)
Total AGCO Corporation stockholders’ equity	2,642.1	2,853.8
Noncontrolling interests	48.5	53.2
Total stockholders’ equity	2,690.6	2,907.0
Total liabilities and stockholders’ equity	$7,705.7	$7,759.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended March 31,
	2020	2019
Net sales	$1,928.3	$1,995.8
Cost of goods sold	1,477.8	1,539.1
Gross profit	450.5	456.7
Selling, general and administrative expenses	247.6	262.2
Engineering expenses	84.9	84.5
Amortization of intangibles	15.0	15.3
Bad debt expense	1.8	0.6
Restructuring expenses	0.8	1.7
Income from operations	100.4	92.4
Interest expense, net	3.4	3.5
Other expense, net	12.5	14.6
Income before income taxes and equity in net earnings of affiliates	84.5	74.3
Income tax provision	29.4	19.4
Income before equity in net earnings of affiliates	55.1	54.9
Equity in net earnings of affiliates	11.2	10.8
Net income	66.3	65.7
Net income attributable to noncontrolling interests	(1.6)	(0.6)
Net income attributable to AGCO Corporation and subsidiaries	$64.7	$65.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.86	$0.85
Diluted	$0.85	$0.84
Cash dividends declared and paid per common share	$0.16	$0.15
Weighted average number of common and common equivalent shares outstanding:
Basic	75.3	76.6
Diluted	75.9	77.5
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net income	$66.3	$65.7
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	51.6	53.0
Amortization of intangibles	15.0	15.3
Stock compensation expense	2.6	12.5
Equity in net earnings of affiliates, net of cash received	(11.2)	(10.1)
Deferred income tax provision (benefit)	3.8	(8.6)
Other	4.1	0.8
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(109.6)	(65.7)
Inventories, net	(252.1)	(418.6)
Other current and noncurrent assets	(65.4)	(4.9)
Accounts payable	(32.7)	127.5
Accrued expenses	(206.7)	(107.7)
Other current and noncurrent liabilities	99.0	10.9
Total adjustments	(501.6)	(395.6)
Net cash used in operating activities	(435.3)	(329.9)
Cash flows from investing activities:
Purchases of property, plant and equipment	(60.6)	(60.9)
Proceeds from sale of property, plant and equipment	0.4	—
Investment in unconsolidated affiliates	(2.5)	—
Net cash used in investing activities	(62.7)	(60.9)
Cash flows from financing activities:
Proceeds from indebtedness, net	559.8	423.1
Purchases and retirement of common stock	(55.0)	(30.0)
Payment of dividends to stockholders	(12.1)	(11.5)
Payment of minimum tax withholdings on stock compensation	(16.0)	(23.0)
Payment of debt issuance costs	—	(0.5)
Investment by noncontrolling interests	—	0.6
Net cash provided by financing activities	476.7	358.7
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(24.8)	(1.2)
Decrease in cash, cash equivalents and restricted cash	(46.1)	(33.3)
Cash, cash equivalents and restricted cash, beginning of period	432.8	326.1
Cash, cash equivalents and restricted cash, end of period	$386.7	$292.8
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended March 31,
	2020	2019
Cost of goods sold	$0.1	$0.5
Selling, general and administrative expenses	2.5	12.0
Total stock compensation expense	$2.6	$12.5

2.	RESTRUCTURING EXPENSES
From 2014 through 2020, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, South America, Africa, China and the United States to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 4,160 employees between 2014 and 2019. The Company had approximately $4.8 million of severance and related costs accrued as of December 31, 2019. During the three months ended March 31, 2020, the Company recorded an additional $0.8 million of severance and related costs associated with further rationalizations in connection with the termination of approximately 10 employees, and paid approximately $1.9 million of severance and associated costs. The remaining $3.6 million of accrued severance and other related costs as of March 31, 2020, inclusive of approximately $0.1 million of negative foreign currency translation impacts, are expected to be paid primarily during 2020.

3.    INDEBTEDNESS
Long-term debt at March 31, 2020 and December 31, 2019 consisted of the following (in millions):

	March 31, 2020	December 31, 2019
Senior term loan due 2022	$164.3	$168.1
Credit facility, expires 2023	504.0	—
1.002% Senior term loan due 2025	273.9	280.2
Senior term loans due between 2021 and 2028	719.9	736.2
Other long-term debt	11.3	12.5
Debt issuance costs	(2.0)	(2.3)
	1,671.4	1,194.7
Less:
Current portion of other long-term debt	(1.9)	(2.9)
Total long-term indebtedness, less current portion	$1,669.5	$1,191.8
As of March 31, 2020 and December 31, 2019, the Company had short-term borrowings due within one year of approximately $166.2 million and $150.5 million, respectively.
On April 9, 2020, the Company entered into an amendment to its $800.0 million multi-currency revolving credit facility to include incremental term loans (“incremental term loans”) that allow the Company to borrow an aggregate principal amount of €235.0 million and $267.5 million, respectively (or an aggregate of approximately $524.4 million as of April 9, 2020). Amounts can be drawn on the incremental term loans at any time prior to maturity, but must be drawn down proportionately. Amounts drawn must be in a minimum principal amount of $100.0 million and integral multiples of $50.0 million in excess thereof. Once amounts have been repaid, those amounts are not permitted to be re-drawn. The maturity date of the incremental term loans is April 8, 2022. On April 15, 2020, the Company borrowed €117.5 million and $133.8 million, respectively, (or an aggregate of approximately $261.5 million) of incremental term loans. The Company simultaneously repaid €100.0 million (or approximately $108.7 million) of its revolving credit facility from the borrowings received.

4.    INVENTORIES
Inventories at March 31, 2020 and December 31, 2019 were as follows (in millions):

	March 31, 2020	December 31, 2019
Finished goods	$796.6	$780.1
Repair and replacement parts	614.6	611.5
Work in process	259.7	213.4
Raw materials	516.6	473.7
Inventories, net	$2,187.5	$2,078.7

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of March 31, 2020 and December 31, 2019, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.5 billion and $1.6 billion, respectively.
Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $8.1 million and $8.7 million, respectively, during the three months ended March 31, 2020 and 2019.
The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of March 31, 2020 and December 31, 2019, these finance joint ventures had approximately $85.3 million and $104.3 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.
6.    NET INCOME PER SHARE
A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three months ended March 31, 2020 and 2019 is as follows (in millions, except per share data):

	Three Months Ended March 31,
	2020	2019
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$64.7	$65.1
Weighted average number of common shares outstanding	75.3	76.6
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.86	$0.85
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$64.7	$65.1
Weighted average number of common shares outstanding	75.3	76.6
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.6	0.9
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.9	77.5
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.85	$0.84

7.    SEGMENT REPORTING
The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three months ended March 31, 2020 and 2019 are as follows (in millions):

Three Months Ended March 31,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2020
Net sales	$551.9	$153.9	$1,113.3	$109.2	$1,928.3
Income (loss) from operations	60.9	(8.8)	102.3	(1.3)	153.1

2019
Net sales	$496.2	$156.1	$1,210.6	$132.9	$1,995.8
Income (loss) from operations	30.6	(8.5)	127.7	3.4	153.2
A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended March 31,
	2020	2019
Segment income from operations	$153.1	$153.2
Corporate expenses	(34.4)	(31.8)
Amortization of intangibles	(15.0)	(15.3)
Stock compensation expense	(2.5)	(12.0)
Restructuring expenses	(0.8)	(1.7)
Consolidated income from operations	$100.4	$92.4

RECONCILIATION OF NON-GAAP MEASURES
This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three months ended March 31, 2020 and 2019 (in millions, except per share data):

	Three Months Ended March 31,
	2020			2019
	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$100.4	$64.7	$0.85	$92.4	$65.1	$0.84
Restructuring expenses(3)	0.8	0.7	0.01	1.7	1.4	0.02
As adjusted	$101.2	$65.5	$0.86	$94.1	$66.5	$0.86
(1)    Net income and net income per share amounts are after tax.

(2)	Rounding may impact summation of amounts.

(3)
The restructuring expenses recorded during the three months ended March 31, 2020 and 2019 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.

The following table sets forth, for the three months ended March 31, 2020 and 2019, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended March 31,			Change due to currency translation
	2020	2019	% change from 2019	$	%
North America	$551.9	$496.2	11.2%	$(2.4)	(0.5)%
South America	153.9	156.1	(1.4)%	(23.8)	(15.2)%
Europe/Middle East	1,113.3	1,210.6	(8.0)%	(39.8)	(3.3)%
Asia/Pacific/Africa	109.2	132.9	(17.8)%	(5.9)	(4.4)%
	$1,928.3	$1,995.8	(3.4)%	$(71.9)	(3.6)%